UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2012

RENTECH NITROGEN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35334	45-2714747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California 90024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On February 28, 2012, Rentech Nitrogen, LLC (the “Borrower”), a wholly owned subsidiary of Rentech Nitrogen Partners, L.P. (the “Partnership”), amended and restated its existing $25 million Revolving Credit Agreement, originally entered on November 10, 2011 (the “2011 Revolving Credit Agreement”) among itself, the Partnership, as guarantor, General Electric Capital Corporation, as administrative agent, bookrunner and lender, BMO Harris Bank, N.A. as syndication agent, the lenders party thereto and certain other lenders that may become parties thereto (the “Lenders”), pursuant to which the Borrower obtained a $135 million senior secured credit facility (the “2012 Credit Facility”). Also on February 28, 2012, the Borrower terminated the $40 million bridge loan facility (the “Bridge Facility”) provided by Rentech, Inc. The Bridge Facility was put in place in December 2011 to fund certain costs related to the ammonia production and storage capacity expansion currently being developed by the Borrower while the 2012 Credit Facility was structured and negotiated.

The 2012 Credit Facility consists of (i) a $100 million multiple draw term loan (the “Capital Expenditures Facility”) that can be used to pay for capital expenditures related to the expansion project and for fees and expenses due to the Lenders, and (ii) a $35 million revolving facility that can be used for seasonal working capital needs, letters of credit and for general purposes (the “Working Capital Facility”).

The 2012 Credit Facility has a maturity date of February 27, 2017. Borrowings under the 2012 Credit Facility bear interest at a rate equal to an applicable margin plus, at the Borrower’s option, either (a) in the case of base rate borrowings, a rate equal to the highest of (1) the prime rate, (2) the federal funds rate plus 0.5% or (3) LIBOR for an interest period of three months plus 1.00% or (b) in the case of LIBOR borrowings, the offered rate per annum for deposits of dollars for the applicable interest period on the day that is 2 business days prior to the first day of such interest period. The applicable margin for borrowings under the 2012 Credit Facility will be 2.75% with respect to base rate borrowings and 3.75% with respect to LIBOR borrowings. Additionally, the Borrower is required to pay a fee to the lenders under the Capital Expenditures Facility on the undrawn portion available at a rate of 0.75% per annum and a fee to the lenders under the Working Capital Facility on the undrawn portion available at a rate of 0.50% per annum. The Borrower also is required to pay customary letter of credit fees on issued letters of credit. In the event the Borrower reduces or terminates the 2012 Credit Facility prior to its third anniversary, the Borrower will be required to pay a prepayment premium of 1.0% of the principal amount reduced or terminated, subject to certain exceptions.

The Working Capital Facility includes a letter of credit sublimit of up to $10 million and it can be drawn on or letters of credit can be issued through the day that is seven days prior to the maturity date. The amounts outstanding under the Working Capital Facility will be required to be reduced to zero (other than outstanding letters of credit) for three ten consecutive business day periods during each year with each period not less than four months apart, and one period to begin each April.

The Capital Expenditures Facility can be drawn until February 27, 2014 and requires amortization payments expected to begin in spring of 2014. In the first two years of amortization, the Borrower must make amortization payments of 10% per year, or 2.5% per quarter of the principal outstanding on the Capital Expenditures Facility, and thereafter, 25% per year, or 6.25% per quarter must be repaid, with the final principal payment due upon maturity.

All obligations of the Borrower under the 2012 Credit Facility are unconditionally guaranteed by the Partnership. All obligations under the 2012 Credit Facility and the guarantees of those obligations are secured by substantially all of the Borrower’s assets, as well as substantially all the assets of the Partnership (including its equity interest in the Borrower).

The 2012 Credit Facility also contains customary affirmative and negative covenants and events of default relating to the Partnership and the Borrower and their respective subsidiaries. The covenants and events of default include, among other things, limitations on the incurrence of indebtedness and liens, the making of investments, the sale of assets and the making of restricted payments. The 2012 Credit Facility also contains specific provisions limiting Rentech Nitrogen Holdings, Inc. (“RNHI”), the sole member of the General Partner of the Partnership (the “General Partner”), from engaging in certain business activities and owning certain property, and events of default relating to a change in control in the event Rentech, Inc. ceases to appoint the majority of the board of directors of both RNHI and the General Partner. Dividends and distributions from the Borrower and the Partnership are permitted so long as (1) no default or event of default exists or will result therefrom and (2) the Borrower delivers a certificate to the administrative agent under the 2012 Credit Facility certifying pro forma compliance with the terms of the 2012 Credit Facility, including its financial covenants, as of the date of such dividend or distribution.

In addition, the 2012 Credit Facility requires the Borrower to comply with certain financial covenants including (1) a maximum Total Leverage Ratio (as defined in the 2012 Credit Agreement) of 2.5x as of the end of each fiscal quarter for the 12 month period then ending, and (2) maintenance of a minimum Fixed Charge Coverage Ratio (as defined in the 2012 Credit Agreement) of not less than 1.0x as of the end of each fiscal quarter for the 12 month period then ending.

Upon entry into the 2012 Credit Facility, the Company drew approximately $8.5 million on the Capital Expenditures Facility to repay in full outstanding amounts under the Bridge Facility of approximately $5.86 million and to pay fees associated with the 2012 Credit Facility of approximately $2.6 million.

The foregoing description is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement

The disclosures in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	Amended and Restated Credit Agreement, dated as of February 28, 2012, among Rentech Nitrogen, LLC, as borrower, Rentech Nitrogen Partners, L.P., as guarantor, General Electric Capital Corporation, as administrative agent and bookrunner, BMO Harris Bank, N.A. as syndication agent, and the other lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership By: Rentech Nitrogen GP, LLC Its: General Partner

Date: March 2, 2012	By:	/s/ Colin M. Morris
Colin M. Morris
Senior Vice President, General Counsel and Secretary